TALISMAN ENERGY INC.

Suite 3400, 888 - 3rd Street S.W.

Calgary, Alberta  T2P 5C5

June 19, 2003

Christine D. Lee

Assistant Secretary

Direct Phone:  (403)237-1184

TELECOPIED

Direct Fax:  (403)231-3633

(212-656-5071)

File #27-12-2 & #27-9-3(B)

New York Stock Exchange

13th Floor

20 Broad Street

New York, New York

Attention:  Ms. Elizabeth V. Montz

Re:  Talisman Energy Inc. - Change in Management

In accordance with section 204.14 of the New York Stock Exchange Manual, we advise that effective June 18, 2003 Edward W. Bogle, Executive Vice-President, Exploration is no longer employed by Talisman Energy Inc. and is therefore not an officer of the company.

Yours truly,

“Christine D. Lee”

Christine D. Lee

Copy:

Chris Barry, Dorsey & Whitney

L:\CORPORAT\FILINGS\SEDAR\D&O\Expl Officer\NYSE - Ted Bogle.doc